EX-99.14.a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of DFA Investment Dimensions Group Inc. of our reports dated December 21, 2023, relating to the financial statements and financial highlights, which appear in Dimensional 2010 Target Date Retirement Income Fund and Dimensional Retirement Income Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2023.  We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
November 19, 2024